Exhibit 99.1

Meredith to Expand TV Portfolio with Deal to Add Stations in Phoenix, St. Louis
Accretive Transactions Consistent with Meredith's Successful Total Shareholder Return Strategy
DES MOINES, Iowa, Dec. 23, 2013 /PRNewswire/ -- Meredith Corporation (NYSE:MDP), one of America's leading media and marketing companies, today announced an expansion of its television footprint by entering into definitive agreements to purchase the broadcast assets of television stations in Phoenix and in St. Louis from Gannett Co., Inc. (NYSE:GCI) and Sander Media LLC for $407.5 million in cash.  These stations are part of Gannett's previously announced acquisition of Belo Corp.
"These acquisitions are consistent with our successful Total Shareholder Return strategy and will be immediately accretive to earnings, excluding upfront transaction costs," said Meredith Chairman and Chief Executive Officer Stephen M. Lacy.  "These are high performing stations and will add to our already strong cash flow. We will increase our presence in the large and growing Phoenix market, where we own KPHO, the CBS affiliate.  KMOV (CBS) in St. Louis adds another Top 25 market to our portfolio, and when combined with KCTV (CBS) in Kansas City, gives us powerful local brands in two of the Midwest's top news and sports markets."
Included in the transactions are:

•	KTVK, an independent station in Phoenix, the nation's 12th largest television market;

•	KASW, the CW affiliate in Phoenix (to be purchased by SagamoreHill); and

•	KMOV, the CBS affiliate in St. Louis, the nation's 21st largest television market.
In the first full year post closing, the stations are expected to generate combined revenues of $105 to $115 million, and be accretive to run-rate earnings per share by $0.16 to $0.18. The transactions will be structured to deliver a step-up in the tax basis of the acquired assets.  Including the present value of this tax benefit, and estimated annual synergies, the pro forma purchase price multiple is approximately 8x estimated average 2012 and 2013 EBITDA. Meredith expects to finance the transactions with new bank and private placement financing.
The license and certain related assets of KASW will be purchased by a third party - SagamoreHill of Phoenix, LLC - and Meredith will provide certain services for the operation of KASW pursuant to a customary services agreement with SagamoreHill in accordance with Federal Communications Commission local television ownership rules.  The transactions are expected to close during the first half of calendar year 2014, subject to regulatory approvals and other customary closing conditions.
"These stations are terrific additions to our group," said Meredith Local Media Group President Paul Karpowicz. "The markets are growing and they are located in states with significant political advertising."
These are the latest in a series of media acquisitions by Meredith, including the purchase of Allrecipes.com, the world's largest digital food brand; and the addition of the Every Day with Rachael Ray, FamilyFun, EatingWell, Parenting and BabyTalk multi-platform brands to Meredith's portfolio, which reaches more than 100 million American women every month.

These strategic acquisitions to drive incremental revenue, profit and cash flow growth represent key pieces of Meredith's Total Shareholder Return strategy, which has produced a return of over 115 percent since its launch on October 25, 2011.  Other elements include a 60 percent increase in Meredith's annual stock dividend to $1.63 per share, and a $100 million share repurchase authorization.
CONFERENCE CALL WEBCAST
Meredith will host a conference call on December 23, 2013 at 11:30 a.m. EST to discuss the acquisitions.   A live webcast will be accessible to the public on the Company's website, www.meredith.com.  To listen via telephone, dial (800) 230-1059 if calling from the U.S., or dial (612) 234-9959 if calling from outside the U.S.  A transcript of the call will be available within 48 hours at www.meredith.com, and a replay will be available for two weeks.
SAFE HARBOR
This release contains certain forward-looking statements that are subject to risks and uncertainties.  These statements are based on management's current knowledge and estimates of factors affecting the Company and its operations.  Actual results may differ materially from those currently anticipated.  Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; increases in interest rates; and the consequences of acquisitions and/or dispositions.  The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women.  Meredith reaches 100 million American women every month through multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Allrecipes, Every Day with Rachael Ray and FamilyFun - and local television brands in fast-growing markets.
Meredith Local Media Group owns or operates 13 television stations that reach nearly 10 percent of U.S. television households: WGCL-TV (CBS), Atlanta; WPCH-TV (TBS), Atlanta; KPHO-TV (CBS), Phoenix; KPDX-TV (MYN), Portland, OR; KPTV (FOX), Portland, OR; WFSB-TV (CBS), Hartford-New Haven, CT; WSMV-TV (NBC) Nashville, TN; KCTV (CBS), Kansas City, MO; KSMO (MYN), Kansas City, MO; WHNS-TV (FOX), Greenville-Spartanburg-Anderson, SC-Asheville, NC; KVVU-TV (FOX), Las Vegas, NV; WNEM-TV (CBS), Flint-Saginaw, MI; and WSHM, (CBS), Springfield, MA.
A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio.  Meredith is committed to increasing Total Shareholder Return through dividend payments, share repurchases and strategic business investments.  Meredith has paid a dividend for 66 straight years and increased its dividend for 20 consecutive years.  Meredith currently pays an annual dividend of $1.63 per share.